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                                                                 EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
TriQuint Semiconductor, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-75464, 333-08893, 333-08891, 333-31585, 333-48883, 333-02166,
333-66707 and 333-74617) on Form S-8 of TriQuint Semiconductor, Inc. of our reports dated February 11, 1999, except as to note 13 which is as of February 26, 1999, relating to the consolidated balance sheets of TriQuint Semiconductor, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows and related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1998, which reports appear in the December 31, 1998 annual report on Form 10-K of TriQuint Semiconductor, Inc.

KPMG Peat Marwick LLP

Portland, Oregon
March 31, 1999